Exhibit 2.15

EXECUTION VERSION

NOTE DISBURSEMENT AND ACCOUNT AGREEMENT

among

STUDIO CITY FINANCE LIMITED

as the Company

STUDIO CITY COMPANY LIMITED

as the Borrower

DB TRUSTEES (HONG KONG) LIMITED

as Collateral Agent

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

and

BANK OF CHINA LIMITED, MACAU BRANCH

as Note Disbursement Agent

(i)

This NOTE DISBURSEMENT AND ACCOUNT AGREEMENT (this “Agreement”), dated as of November 26, 2012, is by and among STUDIO CITY FINANCE LIMITED, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), STUDIO CITY COMPANY LIMITED, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Borrower”), DB TRUSTEES (HONG KONG) LIMITED, as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), DB TRUSTEES (HONG KONG) LIMITED, as trustee (together with its successors and assignors in such capacity, the “Trustee”); and BANK OF CHINA LIMITED, MACAU BRANCH, as note disbursement agent (in such capacity, together with its successors and assigns in such capacity, the “Note Disbursement Agent”).

In consideration of the agreements herein and in the Indenture, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Definitions.

1.1.1 Capitalized Terms. Except as otherwise expressly provided herein, capitalized terms used (but not defined) in this Agreement shall have the meanings given to them in the Indenture.

1.1.2 Additional Terms. The following terms shall have the following meanings:

“Accounts” means the Note Proceeds Accounts, the Note Interest Reserve Accounts, the Note Interest Accrual Accounts and the Note Disbursement Accounts.

“Available Funding” has the meaning given to it in the Senior Secured Credit Facilities.

“Completion Support” has the meaning given to it in the Senior Secured Credit Facilities.

“Construction Completion Date” means the date upon which the Phase I Project has been substantially completed and is open for business (to include the issuance of occupancy certificates for the relevant portion of the Phase I Project and receipt of all necessary operating permits), as determined in accordance with the Senior Secured Credit Facilities and as confirmed in a certificate addressed to the other parties to this Agreement (other than the Borrower) from an Officer of the Company attaching a certification from the agent under the Senior Secured Credit Facilities that such Construction Completion Date has occurred.

“Construction Completion Long Stop Date” means December 31, 2016, as subsequently amended or extended in accordance with the Senior Secured Credit Facilities.

“Construction Consultant” means Franklin & Andrews (Hong Kong) Limited and its successors and assignees, or such other construction consultant of recognized international standing retained pursuant to the Senior Secured Credit Facilities.

“Certificate of Redemption Calculations” has the meaning given to it in Section 3.3.1.

“Disbursement” means a disbursement made pursuant to Section 3.1.

“Disbursement Date” means the date of a Disbursement, being the date on which the relevant Disbursement is to be made pursuant to Section 3.1.

“Disbursement Request” shall have the meaning set forth in Section 3.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“Equity Contribution” means the funding of the Sponsors in the aggregate amount of $825.0 million.

“Group Budget” has the meaning given to it in the Senior Secured Credit Facilities.

“In-Balance Test” means, at any time, that Available Funding (which for the purposes of the first application of the In-Balance Test pursuant to Article 3 only shall be computed excluding the amount of the Completion Support) exceeds Remaining Project Costs.

“Indenture” means the indenture dated as of the Issue Date between, among others, the Company, as issuer, the guarantors named therein and the Trustee.

“Interest Payment Amount” means the aggregate amount of interest accrued on the Notes which is due for payment on an Interest Payment Date.

“Interest Payment Date” means an interest payment date in respect of the interest payable on the Notes which falls during the period from and including the Issue Date to and including the Opening Date.

“Issue Date” means November 26, 2012.

“Notes” means $825.0 million aggregate principal amount of senior secured notes due 2020.

“Note Deposit Amount” means $572,206,250.00 (constituting the net proceeds of the Offering less the Note Interest Amount).

“Note Debt Service Reserve Account” has the meaning given to it in the Senior Secured Credit Facilities.

“Note Disbursement Accounts” has the meaning given to it in Section 2.2.1.

“Note Interest Amount” means $239,593,750.00 (representing an amount equal to 41 months of interest expected to accrue on the Notes).

“Note Interest Accrual Accounts” has the meaning given to it in Section 2.6.1.

“Note Interest Reserve Accounts” has the meaning given to it in Section 2.4.1.

“Note Proceeds Accounts” has the meaning given to it in Section 2.1.1.

“Offering” means the issue by the Company of the Notes pursuant to the Indenture.

“Offering Memorandum” means the final offering memorandum dated November 16, 2012 prepared in connection with the Offering of the Notes.

“Opening Date” means the date upon which occupancy certificates for the relevant portion of the Phase I Project have been issued and an agreed part of the Phase I Project (including an agreed number of gaming tables) is open for business, as determined in accordance with the Senior Secured Credit Facilities and as confirmed in a certificate from an Officer of the Company addressed to the other parties to this Agreement (other than the Borrower) attaching a certification from the agent under the Senior Secured Credit Facilities that such Opening Date has occurred.

“Opening Long Stop Date” means October 1, 2016, as subsequently amended or extended in accordance with the Senior Secured Credit Facilities.

“Other Amounts” means all dividends, cash, instruments, Cash Equivalents and other property now or hereafter placed or deposited in or credited to, or delivered to the Collateral Agent for placement or deposit in or credit to, the Note Proceeds Accounts, the Note Interest Reserve Accounts, the Note Interest Accrual Accounts or the Note Disbursement Accounts, as the context requires.

“Phase I Project” means an approximate 463,000 gross square meter project to be constructed on an approximately 130,789 square meter parcel of land in the reclaimed area between Taipa and Coloane Island (Cotai), Lotes G300, G310 and G400, registered with the Macau Real Estate Registry under no. 23059 and which is currently envisioned to contain retail, hotel, gaming, entertainment, food and beverage outlets and entertainment studios and other facilities.

“Plans and Specifications” means the plans and specifications for the Phase I Project as approved by the Board of Directors of the Company, as subsequently amended in accordance with the Senior Secured Credit Facilities.

“Project Costs” means the construction and development costs and other related project costs, including licensing and financing fees, interest and pre-opening costs, of the Phase I Project through the Construction Completion Date.

“Project Schedule” has the meaning given to it in the Senior Secured Credit Facilities.

“Remaining Project Costs” has the meaning given to it in the Senior Secured Credit Facilities.

“Revenue Account” means the agreed account or accounts into which the revenues of Studio City Investments Limited and its Restricted Subsidiaries derived directly from the operation of the Phase I Project are or will be paid pursuant to the Senior Secured Credit Facilities, as confirmed in a certificate from an Officer of the Company addressed to the other parties to this Agreement (other than the Borrower).

“Schedule of Interest Payments” means the schedule delivered by the Company to the Note Disbursement Agent (with a copy delivered to the Collateral Agent) in accordance with Section 2.5.1 or Section 2.7.1 setting forth (i) the Interest Payment Dates through until at least the first Interest Payment Date after the Opening Date projected by the Company, (ii) the Interest Payment Amount and (iii) the name and the bank account details of the Paying Agent to which the interest payments in respect of the Notes should be made.

“Security Document” means the pledge over accounts among the Company, the Collateral Agent, the Note Disbursement Agent and Bank of China Limited, Macau Branch, as escrow agent, dated as of the Issue Date.

“Secured Obligations” has the meaning given to it in the Security Document.

“Secured Parties” means the Holders and the Trustee.

“Senior Secured Credit Facilities” means the agreement governing the $1.4 billion (equivalent) senior secured credit facilities described in the section entitled “Description of Other Material Indebtedness—Senior Secured Credit Facilities” of the Offering Memorandum, between, among others, the Borrower, certain of its subsidiaries as guarantors, the financial institutions named therein as lenders, and the agent for the lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith as in effect on the date it is executed (as amended, novated or supplemented from time to time).

“Signing Date” means the date of the Senior Secured Credit Facilities.

“Six-Month Interest Reserve” means $35,062,500.00 (representing an amount equal to six months’ interest due on the Notes).

“Special Mandatory Note Proceeds Redemption” shall mean the special mandatory redemption of the Notes required by Section 3.13 of the Indenture upon the occurrence of a Special Mandatory Note Proceeds Redemption Event.

“Special Mandatory Note Proceeds Redemption Date” means the date so described in a redemption notice delivered in connection with a Special Mandatory Note Proceeds Redemption Event pursuant to Section 3.13 of the Indenture but in any event not more than five (5) Hong Kong Business Days from the date of such redemption notice.

“Special Mandatory Note Proceeds Redemption Event” shall occur if no funds have been released from the Note Proceeds Accounts prior to the date that is one year from the Signing Date due to the failure of all conditions precedent to the first utilization of the Senior Secured Credit Facilities to be satisfied or waived by such date other than with respect to (a) the utilization or disbursement of the proceeds of the Notes, (b) any provision for future land premium payments to be made from the proceeds of the Notes and (c) funding of the Note Debt Service Reserve Account.

“Special Mandatory Note Proceeds Redemption Price” means 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon from and including the Issue Date through the Special Mandatory Note Proceeds Redemption Date.

1.2 Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in the Indenture shall apply to this Agreement.

ARTICLE 2 - ACCOUNTS. APPLICATION OF FUNDS

2.1 Note Proceeds Accounts

2.1.1 On or prior to the Issue Date, the Company shall cause to be established with the Note Disbursement Agent a Dollar-denominated deposit account in Macau in the name of the Company, designated the “Note Proceeds Account” with the account number set forth in Exhibit C hereto and may thereafter open further term deposit accounts with the Note Disbursement Agent bearing the same designation, with any such further term deposit accounts opened prior to the Issue Date having the account number set forth in Exhibit C (together, the “Note Proceeds Accounts”). The Note Proceeds Accounts shall be used to hold the Note Deposit Amount as set forth in Section 2.1.2 and the Collateral Agent shall have a perfected security interest in each Note Proceeds Account, the Note Deposit Amount and any Other Amounts on deposit in each such account on an exclusive basis for the benefit of the Trustee and the holders of the Notes pursuant to the Security Document. The Company shall maintain the Note Proceeds Accounts until they may be closed pursuant to the terms of the Security Document.

2.1.2 The Note Proceeds Accounts shall be used for depositing the Note Deposit Amount released from the Escrow Account in accordance with the terms of the Escrow Agreement on the Signing Date. Neither the Company nor the Borrower shall have any rights to withdraw any amounts from the Note Proceeds Accounts (other than to transfer funds between Note Proceeds Accounts) or to require any amounts to be transferred from the Note Proceeds Accounts to the Note Disbursement Accounts or the Revenue Account otherwise than in accordance with this Agreement. Accrued interest earned on any amounts in the Note Proceeds Accounts shall be credited to, and remain in, the Note Proceeds Accounts and can be transferred among Note Proceeds Accounts and otherwise applied like other Note Proceeds Account balances in accordance with this Agreement. Amounts on deposit in the Note Proceeds Accounts shall, subject to Sections 3.1, 3.2 and 3.3 hereof, be disbursed by the Note Disbursement Agent for deposit into the Note Disbursement Accounts established pursuant to Section 2.2 to the extent necessary to pay (or, as the case may be, reimburse or refinance) Project Costs, provided that no Special Mandatory Note Proceeds Redemption Event has occurred as described in Section 3.3 hereof.

2.1.3 On the Opening Date, any amounts standing to the credit of the Note Proceeds Accounts shall be transferred by the Note Disbursement Agent to the Revenue Account.

2.2 Note Disbursement Accounts

2.2.1 On or prior to the Issue Date, the Company shall cause to be established with the Note Disbursement Agent a Hong Kong dollar deposit account and a U.S. dollar deposit account in Macau in the name of the Company, each designated the “Note Disbursement Account” with the account numbers set forth in Exhibit C hereto, with any such further term deposit accounts opened prior to the Issue Date having the account number set forth in Exhibit C (and together, the “Note Disbursement Accounts”). The Note Disbursement Accounts shall be used for depositing all funds disbursed from the Note Proceeds Accounts pursuant to Section 3.2 hereof and the Collateral Agent shall have a perfected security interest in the Note Disbursement Accounts and any Other Amounts on deposit in each such account on an exclusive basis for the benefit of the Trustee and the holders of the Notes pursuant to the Security Document. The Company shall maintain the Note Disbursement Accounts until they may be closed pursuant to the terms of the Security Document. The Company shall be free to withdraw and convert Hong Kong dollars standing to the credit of one account into U.S. dollars and re-deposit them to the other account or otherwise apply them in accordance with article 3 and vice versa and shall at all times be free to make transfers between the Note Disbursement Accounts. Accrued interest earned on any amounts in the Note Disbursement Accounts shall be credited to, and remain in, the Note Disbursement Accounts and can be transferred among Note Disbursement Accounts and otherwise applied like other Note Disbursement Account balances in accordance with this Agreement.

2.2.2 On the Opening Date, any amounts remaining in the Note Disbursement Accounts shall be transferred by the Note Disbursement Agent to the Revenue Account.

2.3 Order of Funding

2.3.1 The Equity Contribution will first be used to finance Project Costs until it has been (or will, within 35 days of the first proposed Disbursement Date, be) exhausted prior to any amount of Note Deposit Amount standing to the credit of the Note Proceeds Account being so used pursuant to Section 2.1.2.

2.4 Note Interest Reserve Accounts

2.4.1 On or prior to the Issue Date, the Company shall cause to be established with the Note Disbursement Agent a Dollar-denominated deposit account in Macau in the name of the Company, designated the “Note Interest Reserve Account” with the account number set forth in Exhibit C hereto and may thereafter open further term deposit accounts with the Note Disbursement Agent bearing the same designation, with any such further term deposit accounts opened prior to the Issue Date having the account number set forth in Exhibit C (together, the “Note Interest Reserve Accounts”). The Note Interest Reserve Accounts shall be used for depositing the Note Interest Amount released from the Escrow Account in accordance with the terms of the Escrow Agreement on the Signing Date. The Collateral Agent shall have a perfected security interest in the Note Interest Reserve Accounts, the Note Interest Amount and any Other Amounts on deposit in such accounts on an exclusive basis for the benefit of the Trustee and the holders of the Notes pursuant to the Security Document. The Company shall maintain the Note Interest Reserve Accounts until they may be closed pursuant to the terms of the Security Document. Accrued interest earned on any amounts in the Note Interest Reserve Accounts shall be credited to and remain in the Note Interest Reserve Accounts and may be transferred among Note Interest Reserve Accounts and otherwise applied like other Note Interest Reserve Account balances in accordance with this Agreement.

2.4.2 Neither the Company nor the Borrower shall have any right to withdraw any amounts from the Note Interest Reserve Accounts (other than to transfer funds between Note Interest Reserve Accounts). Unless otherwise instructed by the Collateral Agent, all amounts deposited in the Note Interest Reserve Accounts shall be applied by the Note Disbursement Agent to the payment of the interest due on the Notes and as otherwise set out in Section 2.5.

2.5 Release of Note Interest Amount

2.5.1 The Company hereby irrevocably instructs the Note Disbursement Agent to apply the funds deposited in the Note Interest Reserve Accounts to pay in its name and on its behalf, on each Interest Payment Date, the Interest Payment Amount in accordance with the Schedule of Interest Payments. The Company undertakes to deliver the Schedule of Interest Payments to the Note Disbursement Agent (with a copy to be delivered to the Collateral Agent) no later than thirty (30) days prior to the first Interest Payment Date. The Company acknowledges and agrees that if it shall fail to deliver the Schedule of Interest Payments to the Note Disbursement Agent on such date, the Note Disbursement Agent shall make the required payments of interest due on the Notes according to the instructions received from the Collateral Agent upon the instructions of the Trustee. Nothing contained in this Section shall, or will be deemed, to discharge the Company from any of its obligations under the Indenture, including without limitation to ensure that the interest accrued on the Notes is duly paid when due.

2.5.2 The Note Disbursement Agent shall apply the amounts deposited in the Note Interest Reserve Accounts as follows:

(a) on each Interest Payment Date falling on or prior to the Opening Date, an amount equal to the relevant Interest Payment Amount shall be remitted by the Note Disbursement Agent to the Paying Agent in settling the Company’s obligation to make such payment in respect of the interest then accrued on the Notes;

(b) on the date of, or immediately prior to the submission of, the first utilization request under the Senior Secured Credit Facilities (as notified by the Company to the Note Disbursement Agent, with a copy of such notice delivered to the Collateral Agent) an amount equal to Six-Month Interest Reserve shall be transferred by the Note Disbursement Agent from the Note Interest Reserve Accounts to the Note Debt Service Reserve Account; and

(c) on the Opening Date, any amount remaining in the Note Interest Reserve Accounts after the transfers made pursuant to paragraphs (a) and (b) immediately above (other than, to the extent available, an amount equal to the interest due on the next interest payment date, pro rated for that part of the then-current semi-annual interest period which has elapsed, which the Note Disbursement Agent shall transfer to the Note Interest Accrual Accounts), shall be transferred by the Note Disbursement Agent to the Revenue Account.

2.6 Note Interest Accrual Accounts

2.6.1 On or prior to the Issue Date, the Company shall cause to be established with the Note Disbursement Agent a Dollar-denominated deposit account in Macau in the name of the Company, designated the “Note Interest Accrual Account” with the account number set forth in Exhibit C hereto and may thereafter open further term deposit accounts with the Note Disbursement Agent bearing the same designation, with any such further term deposit accounts opened prior to the Issue Date having the account number set forth in Exhibit C (together, the “Note Interest Accrual Accounts”). The Note Interest Accrual Accounts shall be used, following the Opening Date, for the receipt of monthly deposits of amounts of not less than one-sixth of the aggregate amount of interest due on the next interest payment date for the Notes (adjusted, for the first interest payment date following the Opening Date only, for any part month and any amounts that have been transferred to the Note Interest Accrual Accounts from the Note Interest Reserve Accounts). The Collateral Agent shall have a perfected security interest in the Note Interest Accrual Accounts, any Interest Payment Amount and any Other Amounts on deposit in such account on an exclusive basis for the benefit of the Trustee and the holders of the Notes pursuant to the Security Document. The Company shall maintain the Note Interest Accrual Accounts until they may be closed pursuant to the terms of the Security Document. Accrued interest earned on any amounts in the Note Interest Accrual Accounts shall be credited to, and remain in, the Note Interest Accrual Accounts and may be transferred among Note Interest Accrual Accounts and otherwise applied like other Note Interest Accrual Account balances in accordance with this Agreement.

2.6.2 Neither the Company nor the Borrower shall have any right to withdraw any amounts from the Note Interest Accrual Accounts (other than to transfer funds between Note Interest Accrual Accounts). Unless otherwise instructed by the Collateral Agent, all amounts deposited in the Note Interest Reserve Accounts shall be applied by the Note Disbursement Agent to the payment of the interest due on the Notes and as otherwise set out in Section 2.7.

2.7 Release of Amounts in Note Interest Accrual Accounts

2.7.1 The Company hereby irrevocably instructs the Note Disbursement Agent to apply the funds deposited in the Note Interest Accrual Accounts to pay in its name and on its behalf, on each Interest Payment Date following the Opening Date, the Interest Payment Amount in accordance with the Schedule of Interest Payments. Nothing contained in this Section shall, or will be deemed, to discharge the Company from any of its obligations under the Indenture, including without limitation to ensure that the interest accrued on the Notes is duly paid when due.

2.7.2 The Note Disbursement Agent shall apply the amounts deposited in the Note Interest Accrual Accounts so that on each Interest Payment Date, an amount equal to the relevant Interest Payment Amount shall be remitted by the Note Disbursement Agent to the Paying Agent in settling the Company’s obligation to make such payment in respect of the interest then accrued on the Notes. The Company’s obligation to fund the Note Interest Accrual Accounts shall cease after the last interest payment date prior to December 1, 2020.

ARTICLE 3 - DISBURSEMENT FROM THE NOTE PROCEEDS ACCOUNTS

3.1 Disbursement Request

3.1.1 The Company may request a Disbursement from the Note Proceeds Accounts to the Note Disbursement Accounts by submitting a duly completed request in the form of Exhibit A (together with a copy of the attachments mentioned therein) to the Collateral Agent (a “Disbursement Request”). The Company shall also provide a copy of the request (without attachments) to the Note Disbursement Agent.

3.1.2 Each Disbursement Request shall be delivered to the Collateral Agent at or prior to 5.00pm (Hong Kong time) at least five Hong Kong Business Days prior to the proposed Disbursement Date.

3.1.3 The Collateral Agent shall, by no later than 3:00pm (Hong Kong time) one Hong Kong Business Day prior to the Disbursement Date, direct the Note Disbursement Agent to make the Disbursement as requested by countersigning the Disbursement Request if, on or prior to the date of the duly completed Disbursement Request, the following conditions precedent have been satisfied:

        (a) in the case of the first Disbursement Request, the Company has delivered to the Collateral Agent a certificate confirming that the conditions precedent to first utilization under the Senior Credit Facilities (other than with respect to (i) the utilization or disbursement of the proceeds of the Notes, (ii) any provision for future land premium payments to be made from the proceeds of the Notes and (iii) funding of the Note Debt Service Reserve Account) have been satisfied or, where applicable, permanently waived and which attaches a copy of confirmation from the agent to the Borrower under the Senior Secured Credit Facilities to the same effect;

        (b) the Company has delivered to the Collateral Agent a copy of the certificate from the Construction Consultant in the form set forth in Exhibit B hereto; and

        (c) as at the date of the Disbursement Request, neither the Trustee nor the Collateral Agent has received notice of a Default or Event of Default which has occurred and is continuing.

3.2 Disbursements. The Note Disbursement Agent shall, upon receipt of the Collateral Agent’s direction, make the Disbursement to the Note Disbursement Accounts as requested in the Disbursement Request, and the Company shall be free to transfer moneys from the Note Disbursement Accounts for the purposes set out in the Disbursement Request.

3.3 Special Mandatory Note Proceeds Redemption.

3.3.1 If the Notes become subject to the Special Mandatory Note Proceeds Redemption, the Company shall deliver a notice of Special Mandatory Note Proceeds Redemption to the Trustee and the Holders as required by the Indenture no later than the fifth Hong Kong Business Day following the occurrence of the Special Mandatory Note Proceeds Redemption Event, with a copy to the Note Disbursement Agent and the Collateral Agent. The Company shall also deliver to the Note Disbursement Agent, the Trustee and the Collateral Agent a certificate signed by an authorized officer of the Company setting forth (i) the calculation of the amount of cash, including interest and proceeds from sale of Cash Equivalents, that will be available to the Collateral Agent, based on the Note Deposit Amount and Other Amounts then held in the Note Proceeds Accounts and the Note Interest Reserve Accounts, on the third Hong Kong Business Day prior to the Special Mandatory Note Proceeds Redemption Date and (ii) the calculation of the Special Mandatory Note Proceeds Redemption Price payable on the Special Mandatory Note Proceeds Redemption Date (the “Certificate of Redemption Calculations”). If such Certificate of Redemption Calculations reveals that the amount of cash that is so available will be insufficient to pay the Special Mandatory Note Proceeds Redemption Price, then the Company shall, within one Hong Kong Business Day after delivery of such certificate to the Note Disbursement Agent, the Trustee and the Collateral Agent, provide to the Trustee directly an amount of cash that, without reinvestment, equals the amount of such shortfall (the “Shortfall Amounts”). To the extent that the proceeds realized by the Collateral Agent from liquidating any Cash Equivalents are less than the market value thereof as assumed in the Certificate of Redemption Calculations, the Collateral Agent shall so notify the Company, and the Company shall promptly, but in any event within one Hong Kong Business Day after receiving such notice, deposit cash in an amount that, without reinvestment, equals the amount of such shortfall.

3.3.2 If the Collateral Agent receives a copy of the notice from the Company and/or the Trustee that a Special Mandatory Note Proceeds Redemption is to occur as provided in Section 3.3.1 above, the Note Disbursement Agent will, on or before the Hong Kong Business Day prior to the Special Mandatory Note Proceeds Redemption Date, transfer to the Trustee an aggregate amount of all Note Proceeds Amounts, Other Amounts, all amounts in the Note Interest Reserve Accounts, and any Shortfall Amounts equal to the Special Mandatory Notes Proceeds Redemption Price as specified in the Certificate of Redemption Calculations delivered pursuant to Section 3.5.1. Concurrently with such release to the Trustee, the Note Disbursement Agent shall release any excess of the aggregate of the Note Proceeds Amounts, Other Amounts, and amounts contained in the Note Interest Reserve Accounts that is more than the Special Mandatory Note Proceeds Redemption Price to the Company.

ARTICLE 4 - NOTE DISBURSEMENT AGENT

4.1 Appointment of Note Disbursement Agent. Subject to and on the terms and conditions of this Agreement, the Collateral Agent irrevocably appoints and authorizes Bank of China Limited, Macau Branch to act on its behalf and on behalf of the Trustee and the Holders as Note Disbursement Agent hereunder. Bank of China Limited, Macau Branch accepts such appointment and agrees to perform its duties hereunder. The Note Disbursement Agent is authorized to take such actions and to exercise such power and rights solely under this Agreement as are specifically delegated or granted to it by the terms hereof, together with such other powers and rights as are reasonably incidental thereto. The Note Disbursement Agent shall be liable to the Collateral Agent, the Trustee and the Company for any Disbursement which it makes which is not made in strict accordance with the terms of this Agreement. The Note Disbursement Agent shall not be required to be aware of and shall have no obligation to investigate or observe the applicable laws and regulations of any jurisdiction in which it is not domiciled. The Note Disbursement Agent shall have no liability to any parties as a consequence of its performance hereunder other than as a direct result of its bad faith, gross negligence or willful misconduct.

4.2 Replacement and Retirement of the Note Disbursement Agent.

4.2.1 The Collateral Agent shall have the right, should it reasonably determine that the Note Disbursement Agent has breached its obligations hereunder or has engaged in willful misconduct or gross negligence, with the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), upon the expiration of thirty (30) days’ written notice of substitution to the other parties hereto, to cause the Note Disbursement Agent to be relieved of its duties hereunder and to select and appoint a successor Note Disbursement Agent (which successor Note Disbursement Agent shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, delayed or conditioned).

4.2.2 The Note Disbursement Agent may resign at any time upon thirty (30) days’ written notice to the other parties hereto, in which event the Collateral Agent shall have the right to select a successor Note Disbursement Agent (which successor Note Disbursement Agent shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, delayed or conditioned).

4.2.3 In each of the cases mentioned above, the retiring Note Disbursement Agent shall (at its own cost) make available to the successor Note Disbursement Agent such documents and records and provide such assistance as the successor Note Disbursement Agent may reasonably request for the purposes of performing its functions as Note Disbursement Agent under this Agreement.

4.2.4 The appointment of the successor Note Disbursement Agent shall take effect on the date the successor Note Disbursement Agent becomes a party to this Agreement. As from this date, the retiring Note Disbursement Agent shall be discharged from any further obligation in respect of this Agreement (other than its obligations under Section 4.2.3 above).

4.2.5 Any successor Note Disbursement Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party to this Agreement.

4.3 Statements.

4.3.1 In addition to the original account statements for the Accounts which are provided to the Company, the Note Disbursement Agent shall send a duplicate set of account statements for such Accounts to the Collateral Agent. The Company hereby authorizes the Note Disbursement Agent to provide any additional information relating to the Accounts to the Collateral Agent upon the Collateral Agent’s request without the Company’s further consent (subject always to receiving prior written notice of the request and a copy of the information provided).

ARTICLE 5 - MISCELLANEOUS PROVISIONS

5.1 Addresses. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by email with attachments in portable document format or PDF, as follows, unless such address is changed by written notice hereunder:

If to the Company or the Borrower:

Attn.: Company Secretary
Address: c/o Melco Crown Entertainment Limited
36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

If to the Trustee or the Collateral Agent:

Attn.: The Managing Director
Address: Level 52, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong

If to the Note Disbursement Agent:

Attn.: Credit Administration Department – Corporate Loans Division:
James Wong / Amy Cheong
Address: Avenida Doutor Mário Soares
no. 323, 13/F, Bank of China Building
Macau

5.2 Benefit of Agreement. Nothing in this Agreement, expressed or implied, shall give or be construed to give to any person, other than the parties hereto and the Secured Parties, any legal or equitable right, remedy of claim under this Agreement, or under any covenants and provisions being for the sole benefit of the parties hereto and the Secured Parties.

5.3 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may only be amended or modified in accordance with the terms of this Agreement and by an instrument in writing signed by the parties hereto.

5.4 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

5.5 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

5.6 Successors or Assigns. Subject to the provisions of Section 4.2, whenever in this Agreement any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of the Company, the Borrower, the Collateral Agent, the Trustee or the Note Disbursement Agent shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not provided however that nothing in this Section 5.6 shall be deemed to allow the Company or the Borrower to assign its rights or novate its obligations under this Agreement, other than pursuant to Section 5.8.

5.7 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power of privilege hereunder preclude or require any other or future exercise thereof or the exercise of any other right, power or privilege. All rights, powers and remedies granted to any party hereto and all other agreements, instruments and documents executed in connection with this Agreement shall be cumulative, may be exercised singly or concurrently and shall not be exclusive of any rights or remedies provided by law.

5.8 Assignment. No assignment of this Agreement may be made by the Company or Borrower without the prior written consent of the Collateral Agent, acting on the written instructions of the Trustee.

5.9 Binding Effect. All of the covenants, warranties, undertakings and agreements of the Company and the Borrower hereunder shall bind the Company and the Borrower and shall inure to the benefit of each of the Trustee, the Collateral Agent (for itself, the Trustee and for the Holders) and the Note Disbursement Agent and their respective successors and assigns, as the case may be, whether so expressed or not.

5.10 Satisfaction and Discharge. If at any time the Collateral Agent and the Note Disbursement Agent shall have received a notice from or on behalf of each of the Secured Parties that all Secured Obligations owing to such Secured Parties have been paid in full, then this Agreement shall cease to be of further effect and the Collateral Agent, the Trustee and the Note Disbursement Agent on written demand of and in the name and at the cost and expense of the Company and upon delivery to the Collateral Agent and the Note Disbursement Agent of a certificate signed by two authorized officers of the Company stating that all conditions precedent to the satisfaction and discharge of this Agreement and the Security Document have been complied with, shall execute instruments reasonably specified in such written demand acknowledging the satisfaction and discharge of this Agreement and the Note Disbursement Agent thereafter shall transfer all funds, if any, in the Accounts to the Company at such place and in such manner to be specified in writing by the Company. Upon the written request of the Company and/or the Borrower, each of the Secured Parties agrees to give or to procure the giving of the notices provided for in this Section 5.10 promptly after satisfaction of the obligations owed to it.

5.11 Language. This Agreement is made in the English language.

5.12 Time of Day. All references herein to any time of day shall be deemed to be references to Hong Kong time.

5.13 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.

5.13.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING AGAINST THE COMPANY AND /OR THE BORROWER WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE BORROWER AGREES THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING BY A SUIT UPON SUCH JUDGMENT (UNLESS RECOGNITION AND ENFORCEMENT OF SUCH JUDGMENT IS REQUIRED IN SUCH JURISDICTION), A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT. EACH OF THE COMPANY AND THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS LAW DEBENTURE CORPORATE SERVICES INC., WITH OFFICES ON THE DATE HEREOF AT 400 MADISON AVENUE, FOURTH FLOOR, NEW YORK, NY, 10017, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE COMPANY OR THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE COMPANY AND THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION ACCEPTABLE TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE HOLDERS, THE TRUSTEE, THE COLLATERAL AGENT AND THE NOTE DISBURSEMENT AGENT. EACH OF THE COMPANY AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AND/OR BORROWER, AS APPLICABLE AND LAW DEBENTURE CORPORATE SERVICES INC., AT THEIR RESPECTIVE ADDRESSES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY COLLATERAL AGENT OR ANY OTHER PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY AND/OR THE BORROWER IN THEIR JURISDICTION OF INCORPORATION OR IN ANY OTHER COURT OR TRIBUNAL HAVING JURISDICTION.

5.13.2 EACH OF THE COMPANY AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 5.13.1 ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.13.3 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

5.14 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement. Any party hereto may execute this agreement by signing any such counterpart (including by facsimile). Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, all as of the day and year first above written.

STUDIO CITY FINANCE LIMITED,
as the Company

By	/s/ GEOFFREY DAVIS
Name:	GEOFFREY DAVIS
Title:	Authorized Signatory

(Signature Page to Note Disbursement and Account Agreement)

STUDIO CITY COMPANY LIMITED,
As the Borrower

By	/s/ GEOFFREY DAVIS
Name:	GEOFFREY DAVIS
Title:	Authorized Signatory

(Signature Page to Note Disbursement and Account Agreement)

DB TRUSTEES (HONG KONG) LIMITED,
as the Collateral Agent

By	/s/ Stuart Harding
Name:	Stuart Harding
Title:	Authorised Signatory

By	/s/ Hui Nga Man
Name:	Hui Nga Man
Title:	Authorised Signatory

(Signature Page to Note Disbursement and Account Agreement)

DB TRUSTEES (HONG KONG) LIMITED,
as the Trustee

By	/s/ Stuart Harding
Name:	Stuart Harding
Title:	Authorised Signatory

By	/s/ Hui Nga Man
Name:	Hui Nga Man
Title:	Authorised Signatory

(Signature Page to Note Disbursement and Account Agreement)

BANK OF CHINA LIMITED, MACAU BRANCH,
as the Note Disbursement Agent

By	/s/ Wong Iao Kun, James
Name:	Wong Iao Kun, James
Title:	Deputy Director of Credit Admin. Dept.

(Signature Page to Note Disbursement and Account Agreement)

Exhibit A

Disbursement Request

From:	Studio City Finance Limited as the Company

To:	DB Trustees (Hong Kong) Limited, as the Collateral Agent

cc:	Bank of China Limited, Macau Branch, as the Note Disbursement Agent (without attachments)

Date:

Dear Sirs

Re: Note Disbursement and Account Agreement dated November 26, 2012

Disbursement Request Number: [    ]

1.	We refer to the Note Disbursement and Account Agreement. This is a Disbursement Request. Terms defined in the Note Disbursement and Account Agreement have the same meaning in this Disbursement Request unless given a different meaning in this Disbursement Request.

2.	We wish to request a Disbursement on the following terms:

(a)	Proposed Disbursement Date:	[—] (or, if that is not a Hong Kong
Business Day, the next Hong Kong
Business Day)

(b)	Amount:	[—]

(c)	Purpose:	[—][1]

3.	We confirm, in relation to the proposed Disbursement above, that:

(a)	the Disbursement is required for the purpose specified, the Project Costs to be paid (or reimbursed or refinanced) from the proceeds of the Disbursement have been incurred and are due and payable, or will be incurred and be due and payable, on or prior to the date falling 35 days after the proposed Disbursement Date;

(b)	the full amount of the Equity Contribution has been paid or advanced to the Borrower, the Equity Contribution has been (or within 35 days of the first proposed Disbursement Date will be) used in full to pay Project Costs and there is no amount of Equity Contribution available to meet such Project Costs referred to in paragraph (a) above;

(c)	where proceeds of the above Disbursement are to be applied in the amounts specified towards the reimbursement or refinancing of Project Costs, such proceeds shall be applied to so reimburse or refinance such Project Costs;

[1]	Specify purpose and break down application according to Line Items of Project Costs proposed to be financed and/or refinanced or reimbursed.

(d)	the amount of the above Disbursement requested, when aggregated with the amounts of all other Disbursements requested, is no greater than the aggregate amount of all Project Costs incurred and paid or which will be incurred and be due and payable on or before the date falling 35 days after the proposed Disbursement Date;

(e)	each condition relevant to the above Disbursement specified or referred to in the Note Disbursement and Account Agreement and the Indenture is satisfied on the date of this Disbursement Request;

(f)	the In-Balance Test is satisfied and could not reasonably be expected to be breached as a result of the making of the above Disbursement;

(g)	we have no reason to believe that the Group Budget is not accurate in all material respects or that the Project Schedule is not accurate in all material respects;

(h)	neither the Group Budget nor the Project Schedule indicate:

(a)	the In-Balance Test is not satisfied;

(b)	the Opening Date will not be achieved by the Opening Long Stop Date; or

(c)	the Construction Completion Date will not be achieved by the Construction Completion Long Stop Date;

(i)	no Default or Event of Default has occurred which is continuing or will result from the above Disbursement;

(j)	the following payments have been made in respect of Project Costs since the date of the last Disbursement Request: [break down according to Line Item and attach supporting documents]; and

(k)	since the last Disbursement Request, the following amounts have been paid in respect of payments for which a Disbursement has previously been requested but which were not yet payable at the time of its Disbursement Date:

Disbursement Request	Payment Description	Amount
No.

4.	We attach documents substantiating the Project Costs and payments referred to in paragraph 2 and sub-paragraph 3(j) and 3(k) above.

5.	[We attach an updated [Group Budget] [and] [Project Schedule.][2]

6.	We attach a signed but undated receipt for the Disbursement requested above and authorize the Note Disbursement Agent to date such receipt on the date such Disbursement is made.

Yours faithfully

Name:
authorized signatory for and on behalf of
Studio City Finance Limited

Disbursement approved by the Collateral Agent

DB Trustees (Hong Kong) Limited as Collateral Agent

Name:
Title:

[2]	As required.

Exhibit B

Certificate of Construction Consultant3

[On the headed paper of the Construction Consultant]

Date:	[ ]

To:

[                    ] (acting as agent for the Finance Parties as defined in the Financiers Technical Advisory Services Agreement between Studio City Company Limited as Company, Studio City Finance Limited as Issuer and Franklin & Andrews (Hong Kong) Limited as Consultant dated 19th October 2012)

cc:	Studio City Finance Limited (as Company) and Studio City Company Limited (as Borrower)

Re: Note Disbursement and Account Agreement dated November 26, 2012

We refer to the Note Disbursement and Account Agreement, as amended, varied and/or supplemented from time to time.

In this certificate, unless otherwise defined herein, all terms defined in or by reference in the Note Disbursement and Account Agreement shall bear the same meaning as when used in this certificate.

We hereby certify that:

1.	we have no reason to believe:

1.1	the current Group Budget is not accurate in all material respects or that it does not fairly represent the Remaining Project Costs; or

1.2	the current Project Schedule is not accurate in all material respects;

2.	to the best of our knowledge or belief:

2.1	the current Group Budget and the current Project Schedule demonstrate that the Opening Date will be achieved by the Opening Long Stop Date and the Construction Completion Date will be achieved by the Construction Completion Long Stop Date;

2.2	(x) the Project Costs specified in the Disbursement Request towards which the Disbursement proceeds are proposed to be applied (in payment, reimbursement or refinancing) have been paid or are (or will within the 35 day period following the proposed Disbursement Date be) due and payable, and (y) the Disbursement requested in the Disbursement Request is required in order to make payments in accordance with the Group Budget or to reimburse or refinance such payments previously made; and

2.3	the In-Balance Test (assuming that the sources and amounts of Available Funding as set out in the current Group Budget are correct) is satisfied.

[3]	To be delivered by the Company along with its Disbursement Request.

B-1

[ ]

Authorized signatory for

Franklin & Andrews (Hong Kong) Limited

B-2

Exhibit C

Account	Account Information	Account Number

Note Proceeds Account	(USD Savings)	29-88-10-019678

Note Interest Reserve Account	(USD Savings)	29-88-10-019660

Note Interest Accrual Account	(USD Savings)	29-88-10-019652

Note Disbursement Account	(USD Savings)	29-88-10-019644

Note Disbursement Account	(HKD Current)	29-11-20-000606

Note Proceeds Account	(Term Deposit)	29-88-30-007098

Note Interest Reserve Account	(Term Deposit)	29-88-30-007103

Note Interest Accrual Account	(Term Deposit)	29-88-30-007111

Note Disbursement Account	(Term Deposit)	29-88-30-007129

C-1